Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2026 Results

Ongoing execution of planned production ramp for Data Center products drives top-line growth of 51% in Climate Solutions segment; raising full-year outlook for revenue and earnings

Racine, WI – February 4, 2026 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2025.

Third Quarter Highlights:

●	Net sales of $805.0 million increased $188.2 million, or 31 percent, from the prior year
●	Successfully terminated the U.S. pension plan, resulting in a $116.1 million non-cash charge
●	Net loss of $46.8 million including the non-cash pension termination charge; loss per share of $0.90 decreased $1.66 from the prior year
●	Adjusted EBITDA of $119.6 million increased $32.3 million, or 37 percent, from the prior year
●	Adjusted earnings per share of $1.19 increased $0.27, or 29 percent, from the prior year

Increased Fiscal 2026 Outlook:

●	Net sales growth between 20 percent and 25 percent
●	Adjusted EBITDA range of $455 million to $475 million, resulting in growth between 16 percent and 21 percent

“Modine delivered another quarter of outstanding performance, with 21 percent organic sales growth driven by a 78 percent increase in data center sales,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The capacity expansion for data center products remains on schedule, with new production lines contributing to a 31 percent sequential increase in sales compared to the second fiscal quarter. Margins in the Climate Solutions segment improved sequentially this quarter, as expected, and we remain confident that we are on pace for a strong fourth quarter as more production lines are commissioned to keep pace with the strong demand.”

Brinker continued, “Last week we made an important and historic announcement regarding the pending spin off and combination of our Performance Technologies business with Gentherm. This marks a major milestone in our strategic transformation, including a significant acceleration of our strategy to evolve our portfolio to drive long-term value for our shareholders, customers and employees. The combination of Performance Technologies with Gentherm will create a scaled leader in thermal management and solutions, while Modine will become a pure-play climate solutions company, focused on the high-growth data center and commercial HVAC and refrigeration markets.

Third Quarter Financial Results

Net sales increased 31 percent to $805.0 million, compared with $616.8 million in the prior year. Sales growth was driven by higher sales in the Climate Solutions segment, driven by strong demand from data center customers and sales from acquired businesses. Performance Technologies sales increased 1 percent from the prior year, as lower volumes were offset by favorable pricing and foreign exchange impact.

Gross profit increased $36.5 million to $186.1 million and gross margin decreased by 120 basis points to 23.1 percent. The decrease in gross margin was primarily driven by lower gross margin in the Climate Solutions segment, which resulted primarily from higher temporary costs related to the capacity expansion for data center products. Gross margin in the Performance Technologies segment increased 110 basis points to 18.9 percent driven by favorable pricing.

Selling, general and administrative (“SG&A”) expenses increased $7.3 million to $89.3 million. The increase was primarily due to higher spending to support growth and acquisitions in Climate Solutions, partially offset by the positive impact of cost saving initiatives in Performance Technologies.

Operating income increased $30.0 million to $89.3 million, compared to $59.3 million in the prior year. This increase was primarily driven by higher earnings on increased revenues in the Climate Solutions segment. The Company recorded $7.5 million of restructuring expenses during the quarter, primarily severance expenses related to headcount reductions and costs related to equipment transfers. The Company also recorded a $116.1 million non-cash pension termination charge related to the successful termination of its primary U.S. pension plan. Adjusted EBITDA, which excludes restructuring expenses, the pension termination charge and certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $119.6 million, an increase of $32.3 million, or 37 percent, compared to $87.3 million in the prior year.

Loss per share was $0.90, compared with earnings per share of $0.76 in the prior year, a decrease of $1.66. Adjusted earnings per share was $1.19, compared with adjusted earnings per share of $0.92 in the prior year, an increase of $0.27, or 29 percent.

Third Quarter Segment Review

●	Climate Solutions segment sales were $544.6 million, compared with $360.8 million one year ago, an increase of 51 percent. Data center sales increased 78 percent from the prior year, and HVAC Technologies sales increased 48 percent, including $42.8 million of incremental sales from acquired businesses. The segment reported gross margin of 24.8 percent, which was 380 basis points lower than the prior year. This decline included the planned and temporary impacts related to the rapid expansion of manufacturing capacity for data center products, along with unfavorable sales mix. The segment reported operating income of $83.2 million, a 33 percent increase from the prior year, and adjusted EBITDA of $97.4 million, an increase of 29 percent from the prior year.
●	Performance Technologies segment sales were $266.0 million, compared with $262.2 million one year ago, an increase of 1 percent. This increase primarily resulted from higher sales to automotive customers, partially offset by lower sales to stationary power and commercial vehicle customers. The segment reported gross margin of 18.9 percent, which was 110 basis points higher than the prior year, primarily due to the positive impact of cost recoveries from pass-through pricing and improved operating efficiencies. The segment reported operating income of $25.8 million, a 63 percent increase from the prior year, and adjusted EBITDA of $39.3 million, a 38 percent increase from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2025 was $53.8 million, a decrease of $104.7 million compared to the prior year. Free cash flow for the nine months ended December 31, 2025 was negative $47.4 million, a decrease of $149.6 million from the prior year. This decrease was due to an increase in working capital, primarily related to higher inventory balances and higher capital expenditures to support growth in Data Centers. Cash payments for restructuring activities, funding of the U.S. pension plan in connection with its termination, acquisition and disposition costs, and certain other costs totaled $39.5 million during the nine months ended December 31, 2025.

Total debt was $615.8 million as of December 31, 2025. Cash and cash equivalents totaled $98.7 million as of December 31, 2025. Net debt was $517.1 million as of December 31, 2025, an increase of $237.9 million from the end of fiscal 2025. This increase resulted from borrowings to fund growth in working capital, acquisitions and capital expenditures.

Outlook

“Based on our strong performance this quarter and continued momentum within our Climate Solution segment during the start of the fourth quarter, we are raising our outlook for both revenue and adjusted EBITDA,” said Brinker. “This confidence is anchored in the exceptional growth of our Data Centers business, where we now expect revenue to increase by more than 70 percent year-over-year. Given the strong demand for our products, coupled with our ability to successfully execute on our planned capacity expansion, we are also raising our multi-year outlook for Data Center sales to 50 to 70 percent annual growth for the next two years, putting us solidly ahead of our $2 billion revenue target for fiscal year 2028.”

Based on current exchange rates and market conditions, Modine provides its revised outlook for Fiscal 2026:

Fiscal 2026	Current Outlook
Net Sales	+20% to 25%
Adjusted EBITDA	$455 to $475 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, February 5, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its third quarter fiscal year 2026 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the slides and the audio will be available on or after February 5, 2026, on the investor section of Modine's website at http://www.modine.com. An audio only replay will be available through midnight on February 12, 2026, by dialing 877-660-6853 (international replay 201-612-7415) and entering the Conference ID# 13757387. A transcript of the call will be posted to the company's website on or after February 9, 2026.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 11,000 employees worldwide, our Climate Solutions and Performance Technologies segments advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2025. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, public health threats, and international political and military conflicts; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to successfully exit portions of our business that do not align with our strategic plans; various risks related to the proposed Reverse Morris Trust transaction with Gentherm; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2026 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The fiscal 2026 guidance includes the Company’s estimates for interest expense of approximately $30 to $34 million, a provision for income taxes of approximately $72 to $76 million, and depreciation and amortization expense of approximately $77 to $82 million. The non-GAAP financial measure also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance and equipment transfer costs), impairment charges, pension termination charges, acquisition and disposition costs, and certain other items. These expenses for the first nine months of fiscal 2026 are presented on page 8. Estimates of other expenses and gains for the remainder of fiscal 2026 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net sales	$805.0	$616.8	$2,226.7	$1,936.3
Cost of sales	618.9	467.2	1,710.3	1,458.5
Gross profit	186.1	149.6	516.4	477.8
Selling, general & administrative expenses	89.3	82.0	258.4	250.6
Restructuring expenses	7.5	8.3	15.4	18.2
Impairment charge	—	—	4.1	—
Operating income	89.3	59.3	238.5	209.0
Interest expense	(8.9)	(6.2)	(23.0)	(21.1)
Pension termination charge	(116.1)	—	(116.1)	—
Other (expense) income – net	(2.8)	1.1	(8.5)	(0.7)
(Loss) earnings before income taxes	(38.5)	54.2	90.9	187.2
Provision for income taxes	(8.3)	(13.0)	(41.2)	(51.8)
Net (loss) earnings	(46.8)	41.2	49.7	135.4
Net earnings attributable to noncontrolling interest	(0.6)	(0.2)	(1.5)	(1.0)
Net (loss) earnings attributable to Modine	$(47.4)	$41.0	$48.2	$134.4

Net (loss) earnings per share attributable to Modine shareholders – diluted	$(0.90)	$0.76	$0.90	$2.49

Weighted-average shares outstanding – diluted	52.8	53.9	53.7	53.9

Condensed consolidated balance sheets (unaudited)

(In millions)

	December 31, 2025	March 31, 2025
Assets
Cash and cash equivalents	$98.7	$71.6
Trade receivables	569.1	478.9
Inventories	542.9	340.9
Other current assets	93.0	69.8
Total current assets	1,303.7	961.2
Property, plant and equipment – net	479.6	390.5
Intangible assets – net	203.4	146.7
Goodwill	293.4	233.9
Deferred income taxes	43.6	67.0
Other noncurrent assets	159.2	118.3
Total assets	$2,482.9	$1,917.6

Liabilities and shareholders’ equity
Debt due within one year	$45.1	$54.1
Accounts payable	390.3	290.8
Other current liabilities	160.8	196.1
Total current liabilities	596.2	541.0
Long-term debt	570.7	296.7
Other noncurrent liabilities	186.2	161.7
Total liabilities	1,353.1	999.4
Total equity	1,129.8	918.2
Total liabilities & equity	$2,482.9	$1,917.6

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Nine months ended December 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$49.7	$135.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	59.1	58.5
Impairment charge	4.1	—
Pension termination charge	116.1	—
Stock-based compensation expense	14.1	16.7
Deferred income taxes	0.1	8.5
Other – net	6.3	5.2
Changes in operating assets and liabilities:
Trade accounts receivable	(56.4)	(11.6)
Inventories	(161.3)	13.2
Accounts payable	93.8	(19.3)
Other assets and liabilities	(71.8)	(48.1)
Net cash provided by operating activities	53.8	158.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(101.2)	(56.3)
Payments for business acquisitions, net of cash acquired	(182.4)	(3.4)
Other – net	3.5	0.6
Net cash used for investing activities	(280.1)	(59.1)

Cash flows from financing activities:
Net increase (decrease) in debt	258.3	(60.6)
Purchases of treasury stock	(6.8)	(12.3)
Other – net	0.1	0.5
Net cash provided by (used for) financing activities	251.6	(72.4)

Effect of exchange rate changes on cash	1.7	(3.2)

Net increase in cash, cash equivalents and restricted cash	27.0	23.8

Cash, cash equivalents and restricted cash – beginning of period	71.9	60.3

Cash, cash equivalents and restricted cash – end of period	$98.9	$84.1

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net sales:
Climate Solutions	$544.6	$360.8	$1,396.4	$1,084.5
Performance Technologies	266.0	262.2	837.8	868.7
Segment total	810.6	623.0	2,234.2	1,953.2
Corporate and eliminations	(5.6)	(6.2)	(7.5)	(16.9)
Net sales	$805.0	$616.8	$2,226.7	$1,936.3

	Three months ended December 31,				Nine months ended December 31,
	2025		2024		2025		2024
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$135.1	24.8%	$103.1	28.6%	$360.0	25.8%	$310.2	28.6%
Performance Technologies	50.1	18.9%	46.7	17.8%	156.1	18.6%	170.3	19.6%
Segment total	185.2	22.9%	149.8	24.0%	516.1	23.1%	480.5	24.6%
Corporate and eliminations	0.9	—	(0.2)	—	0.3	—	(2.7)	—
Gross profit	$186.1	23.1%	$149.6	24.3%	$516.4	23.2%	$477.8	24.7%

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Operating income:
Climate Solutions	$83.2	$62.4	$212.3	$186.9
Performance Technologies	25.8	15.8	82.0	78.1
Segment total	109.0	78.2	294.3	265.0
Corporate and eliminations	(19.7)	(18.9)	(55.8)	(56.0)
Operating income	$89.3	$59.3	$238.5	$209.0

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net (loss) earnings	$(46.8)	$41.2	$49.7	$135.4
Interest expense	8.9	6.2	23.0	21.1
Provision for income taxes	8.3	13.0	41.2	51.8
Depreciation and amortization expense	20.4	19.4	59.1	58.5
Other expense (income) – net	2.8	(1.1)	8.5	0.7
Restructuring expenses (a)	7.5	8.3	15.4	18.2
Impairment charge (b)	—	—	4.1	—
Pension termination charge (c)	116.1	—	116.1	—
Acquisition and disposition costs (d)	2.4	0.1	7.7	2.0
Environmental charges (e)	—	0.2	—	0.3
Adjusted EBITDA	$119.6	$87.3	$324.8	$288.0

Net (loss) earnings per share attributable to Modine shareholders – diluted	$(0.90)	$0.76	$0.90	$2.49
Restructuring expenses (a)	0.11	0.12	0.23	0.29
Impairment charge (b)	—	—	0.08	—
Pension termination charge (c)	1.92	—	1.92	—
Acquisition and disposition costs (d)	0.03	0.04	0.11	0.15
Tax law changes (f)	0.01	—	0.07	—
Adjusted earnings per share (g)	$1.19	$0.92	$3.31	$2.93
____

(a)	Restructuring expenses primarily consist of employee severance expenses and equipment transfer costs. The tax benefit related to restructuring expenses during the third quarter of fiscal 2026 and fiscal 2025 was $1.5 million and $1.7 million, respectively. The tax benefit related to restructuring expenses during the first nine months of fiscal 2026 and fiscal 2025 was $3.0 million and $2.5 million, respectively.

(b)	During the second quarter of fiscal 2026, the Company recorded a $4.1 million non-cash asset impairment charge related to its technical service center and administrative support facility in Germany, which it expects to sell during the fourth quarter of fiscal 2026 or the first quarter of fiscal 2027. There was no tax impact associated with this impairment charge.

(c)	During the third quarter of fiscal 2026 and in connection with the previously-announced plan termination, the Company recorded a non-cash pension termination charge of $116.1 million to recognize actuarial losses that were included within accumulated other comprehensive loss on its consolidated balance sheet. The tax benefit related to the pension termination charge was $13.1 million.

(d)	During the first nine months of fiscal 2026, the Company incurred $5.3 million of acquisition and integration costs, primarily related to its acquisitions of Climate by Design International and L.B. White. These costs primarily include fees for transaction advisory services, legal, accounting, and other professional services and costs directly associated with integration activities. The acquisition costs also include $1.3 million for the impact of inventory purchase accounting adjustments. The fiscal 2026 costs also include $2.4 million of strategic disposition costs, primarily for legal and other professional services related to the proposed Reverse Morris Trust transaction with Gentherm. The fiscal 2025 costs relate to the Company’s acquisition of Scott Springfield Manufacturing, including $1.6 million for the impact of an inventory purchase accounting adjustment. In addition, for purposes of calculating adjusted EPS for the first nine months of fiscal 2025, the Company adjusted for $8.0 million of incremental amortization expense recorded in the Climate Solutions segment associated with an acquired order backlog intangible asset. The tax benefit related to the acquisition and disposition costs during the third quarter of fiscal 2026 and 2025 was $0.7 million and $0.6 million, respectively. The tax benefit related to the acquisition and disposition costs for the first nine months of fiscal 2026 and 2025 was $1.5 million and $2.2 million, respectively.

(e)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities.

(f)	The provisions of the One Big Beautiful Bill Act, which was enacted in July 2025, negatively impacted the Company’s income tax expense for the third quarter and first nine months of fiscal 2026 by $0.6 million and $3.7 million, respectively. The higher income tax expense was primarily due to impacts related to state deferred taxes and the utilization of foreign tax credits.

(g)	For calculating GAAP diluted earnings per share for the third quarter of fiscal 2026, the Company excluded 1.0 million of potentially-dilutive securities, since including them would have decreased the loss per share. For calculating adjusted earnings per share, the potentially-dilutive securities were included. As a result, GAAP diluted earnings per share plus the adjustments do not sum to the total adjusted earnings per share for the third quarter of fiscal 2026.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended December 31, 2025				Three months ended December 31, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$83.2	$25.8	$(19.7)	$89.3	$62.4	$15.8	$(18.9)	$59.3
Depreciation and amortization expense	12.3	7.9	0.2	20.4	12.2	7.1	0.1	19.4
Restructuring expenses (a)	1.9	5.6	—	7.5	1.1	5.5	1.7	8.3
Impairment charge (a)	—	—	—	—	—	—	—	—
Acquisition and disposition costs (a)	—	—	2.4	2.4	—	—	0.1	0.1
Environmental charges (a)	—	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$97.4	$39.3	$(17.1)	$119.6	$75.7	$28.4	$(16.8)	$87.3

Net sales	$544.6	$266.0	$(5.6)	$805.0	$360.8	$262.2	$(6.2)	$616.8
Adjusted EBITDA margin	17.9%	14.8%		14.9%	21.0%	10.8%		14.2%

	Nine months ended December 31, 2025				Nine months ended December 31, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$212.3	$82.0	$(55.8)	$238.5	$186.9	$78.1	$(56.0)	$209.0
Depreciation and amortization expense	34.9	23.2	1.0	59.1	36.7	21.3	0.5	58.5
Restructuring expenses (a)	5.6	9.7	0.1	15.4	2.8	13.7	1.7	18.2
Impairment charge (a)	—	4.1	—	4.1	—	—	—	—
Acquisition and disposition costs (a)	—	—	7.7	7.7	—	—	2.0	2.0
Environmental charges (a)	—	—	—	—	—	—	0.3	0.3
Adjusted EBITDA	$252.8	$119.0	$(47.0)	$324.8	$226.4	$113.1	$(51.5)	$288.0

Net sales	$1,396.4	$837.8	$(7.5)	$2,226.7	$1,084.5	$868.7	$(16.9)	$1,936.3
Adjusted EBITDA margin	18.1%	14.2%		14.6%	20.9%	13.0%		14.9%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	December 31, 2025	March 31, 2025
Debt due within one year	$45.1	$54.1
Long-term debt	570.7	296.7
Total debt	615.8	350.8

Less: cash and cash equivalents	98.7	71.6
Net debt	$517.1	$279.2

Free cash flow (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$24.7	$60.7	$53.8	$158.5
Expenditures for property, plant and equipment	(41.8)	(16.0)	(101.2)	(56.3)
Free cash flow	$(17.1)	$44.7	$(47.4)	$102.2

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended December 31, 2025				Three months ended December 31, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$542.0	$(9.3)	$(42.8)	$489.9	$360.7	$—	$360.7	36%
Performance Technologies	263.0	(7.0)	—	256.0	256.1	—	256.1	—
Net Sales	$805.0	$(16.3)	$(42.8)	$745.9	$616.8	$—	$616.8	21%

	Nine months ended December 31, 2025				Nine months ended December 31, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$1,393.4	$(20.5)	$(80.9)	$1,292.0	$1,084.3	$—	$1,084.3	19%
Performance Technologies	833.3	(13.3)	—	820.0	852.0	—	852.0	(4)%
Net Sales	$2,226.7	$(33.8)	$(80.9)	$2,112.0	$1,936.3	$—	$1,936.3	9%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com